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                                                                   EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT

     This Agreement is made as of the first day of April, 2000 between RSA Security Inc., a Delaware corporation (the "COMPANY"), and Thomas Schuster, an employee of the Company (the "EMPLOYEE").

                                    RECITALS

     The Employee is currently employed as a Senior Vice President of the Company. The Company desires to continue to employ the Employee and the Employee desires to continue to be employed by the Company.

                                   WITNESSETH

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

     1.  EMPLOYMENT.

         (a) The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof (the "COMMENCEMENT DATE") and ending June 30, 2002 (the "EMPLOYMENT PERIOD"), unless sooner terminated in accordance with the provisions of Section 4.

         (b) During the Employment Period, the Company shall not:

             (i) reduce the Employee's annual base salary or benefits as provided in Section 3;

             (ii) materially diminish the Employee's position, duties, responsibilities, power, title, capacity or office in effect on the Commencement Date in order to reduce the Employee's total compensation; provided however, that the Company may assign the Employee to a new position within the general function area of the Employee's prior responsibilities during the Employment Period; or

            (iii) require the Employee to relocate the Employee's principal place of business more than 50 miles from the Employee's principal place of business as provided in Section 2.

     2. TITLE; CAPACITY. During the Employment Period, subject to the terms of Paragraph 1(b)(ii) above, the Employee shall serve as Senior Vice President, Worldwide Sales and Field Operations and shall have a principal place of business at the Company headquarters located at 36 Crosby Drive, Bedford, Massachusetts. The Employee shall be subject to the supervision of,


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and shall have such authority as is delegated to the Employee by, the Board of
Directors of the Company (the "BOARD") or such officer of the Company as may be designated by the Board. The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him. The Employee agrees to devote the Employee's entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Employee acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

     3.  COMPENSATION AND BENEFITS.

         (a) SALARY. The Company shall pay the Employee, in semi-monthly installments, an annual base salary of no less than $225,000. In January of each year during the Employment Period, the Employee's base salary shall be subject to adjustment as determined by the Board.

         (b) BENEFITS. The Employee shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee's position, tenure, salary, age, health and other qualifications make him eligible to participate, including, but not limited to, health, dental, disability and life insurance.

         (c) BONUS. The Employee shall be entitled to whatever incentive payments he qualifies for under the "RSA Security Inc. 2000 Compensation Plan" attached hereto as Exhibit A.

         (d) MISCELLANEOUS. The Employee shall be entitled to a monthly car allowance of $525 and up to $3,000 per year for the expenses of personal financial planning. In addition, the Company shall continue to honor the Employee's current pension scheme, whereby each year the Company will contribute an amount equal to 10% of the sum of (i) the Employee's annual base salary and
(ii) the commission the Employee would earn if he achieved 100% of his quota, as set forth in the Employee's compensation plan for such year, which pension amount shall be paid in 12 monthly installments to Employee's designated accounts.

     4.  EMPLOYMENT TERMINATION DURING THE EMPLOYMENT PERIOD.

         (a) During the Employment Period, the employment of the Employee by the Company pursuant to this Agreement shall terminate only upon the occurrence of any of the following:

             (i) at the election of the Company for "Cause" (as defined below), in accordance with the terms of Paragraph 4(c) below;

             (ii)   upon the death or disability of the Employee;

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             (iii)  at the election of the Employee, upon thirty (30) days prior written notice of termination; or

             (iv) at the election of the Company, upon thirty (30) days prior written notice of termination.

         (b) DEFINITION OF "CAUSE." For purposes of this Agreement, "CAUSE" for termination shall be deemed to exist upon:

             (i) a good faith finding by the Company of the failure of the Employee to perform his assigned duties for the Company, in accordance with the process set forth in Paragraph 4(c) below; or

             (ii) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any felony involving dishonesty or moral turpitude; or

             (iii) any material breach by the Employee of the terms of this Agreement or of any written agreement between the Employee and the Company relating to proprietary information, confidentiality, non-competition or non-solicitation.

         (c) DETERMINATION OF NONPERFORMANCE OF DUTIES. Within ninety (90) days following the date set forth above, the Employee's immediate supervisor and the Employee shall agree in writing to a set of performance metrics relating to the Employee's duties. At any time during the Employment Period, the Employee's immediate supervisor may, at his or her reasonable discretion, give the Employee written notice that the Employee has not performed his duties in accordance with such performance metrics. The Employee shall have sixty (60) days from the date of receipt of such notice (the "CURE PERIOD") to cure such failure. Upon expiration of the Cure Period, in the event that the Employee's immediate supervisor makes a good faith finding that the Employee has not cured the failure to such supervisor's reasonable satisfaction, then the Employee's employment shall terminate on the 30th day following expiration of the Cure Period.

         (d) DEFINITION OF "DISABILITY." For purposes of this Agreement, "DISABILITY" shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

     5.  TERMINATION DURING THE EMPLOYMENT PERIOD.

         (a) In the event the Employee's employment with the Company is terminated during the Employment Period: (i) for Cause, as set forth in Paragraph 4 above, (ii) voluntarily by the Employee, or (iii) by reason of the Employee's death or disability, the Company shall pay to the Employee or his estate the compensation and benefits which would otherwise be payable to the Employee through the last day of his actual employment by the Company.

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         (b) In the event the Employee's employment with the Company is terminated without cause, the Company shall have the following obligations:

             (i) if not previously paid, the Company shall pay to the Employee the compensation and benefits which would otherwise be payable to the Employee through the last day of his actual employment by the Company;

             (ii) the Company shall pay to the Executive, as compensation for the Employee `s loss of employment, an amount equal to one half the Employee's annual base salary plus one month of salary for each full year of service with the Company, plus the amount of any bonuses accrued by the Employee at the time of such termination (in all cases less any deductions required by law), such amount to be paid in equal installments in accordance with the Company `s normal payroll practices over a period of six months plus one month for each full year of the Employee's service with the Company (the "CONTINUATION PERIOD");

             (iii) during the Continuation Period the Company shall provide the Employee with medical and dental insurance benefits identical or substantially similar to those which the Employee was receiving immediately prior to the written notice of termination. On the date following the termination of the Continuation Period, the Employee shall be eligible to commence benefit coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1995, as amended; and

             (iv) the Company shall provide executive outplacement services to the Employee, pursuant to its current policies and procedures, with a recognized outplacement support firm or reimburse the Employee for executive outplacement services incurred by the Employee within one year of the date of termination of employment in an amount not to exceed $10,000.

     6.  GENERAL.

         (a) PRIOR AGREEMENTS. This Agreement supersedes and replaces any prior written or oral agreements between the Company and the Employee relating to the subject matter covered hereby.

         (b) GOVERNING LAW. The terms of this Agreement shall be governed by the internal laws (and not the law of conflicts) of the Commonwealth of Massachusetts.

         (c) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to the assets or business of the Company.

         (d) ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the parties hereto.

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         (e) SAVINGS CLAUSE. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement the day and year first written above.


                                         RSA Security Inc.



                                         By: /s/ Vivian Vitale
                                            ------------------------------------
                                         Name:  Vivian Vitale
                                         Title: Senior VP, Human Resources

                                         EMPLOYEE


                                         /s/ Thomas Schuster
                                         ---------------------------------------
                                         Thomas Schuster





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